Exhibit 10.4

EXHIBIT 10.4: MATERIAL CONTRACTS

Acquisition of NMC, Inc. Subsidiaries (12-31-2024)

Definitive Agreement

by and between

MineralRite Corporation and NMC, Inc.

THIS DEFINITIVE AGREEMENT is effective as of the 31st day of DECEMBER 2024, by and between NMC, INC., a Nevada corporation (hereinafter referred to as "NMC") and MINERALRITE CORPORATION, a Texas corporation, (hereinafter referred to as "RITE") (hereinafter each referred to as “Party” or collectively as the "Parties").

WHEREAS, RITE is a public company trading on the OTC Pink market under the ticker symbol “RITE” which can trace its roots back to 1996, first began publicly trading in 1999, is presently an alternate reporting company, and whose President, CEO and CFO is James Burgauer; and

WHEREAS, NMC was formerly a public company which can trace its roots back to 1984, is not presently trading, and whose President and CEO is Michael Sheppard; and

WHEREAS, NMC has approximately five million ($5,000,000) United States Dollars in outstanding liabilities; and

WHEREAS, NMC owns one hundred (100%) percent of two subsidiary companies, (i) California Precious Metals, LLC, a Nevada limited liability company (“California Precious Metals”), and (ii) Peeples, Inc., a Delaware corporation (“Peeples”) (hereinafter collectively the “Subsidiaries”); and

WHEREAS, the Subsidiaries have interests in mine tailings, mining claims and ore processing; and

WHEREAS, Peeples (i) holds approximately three hundred seventy-seven (377) acres of Skull Valley (Arizona) lease claims and owns one hundred (100%) percent of the mineral rights on that acreage, subject to maintaining the leases which cover those certain mining claims, with the understanding that any lapse in maintenance or lease terms could result in loss of those rights and (ii) owns one hundred (100%) of the ore tailings buried in sequestration pits thereon; and

WHEREAS, California Precious Metals leases seventeen (17) mining claims encompassing three hundred forty (340) acres in San Bernardino County, California, and owns one hundred (100%) percent of the mineral rights on that acreage, subject to maintaining the leases which cover those certain mining claims, with the understanding that any lapse in maintenance or lease terms could result in loss of those rights thereof; and

WHEREAS, NMC desires to sell and assign all of its legal rights of title to its ownership of California Precious Metals, LLC, a Nevada limited liability company, and Peeples, Inc., a Delaware corporation (hereinafter collectively the “Subsidiaries”); and,

WHEREAS, RITE desires to purchase all of NMC’s legal rights of title to said Subsidiaries; and

WHEREAS, RITE has designated a new class of convertible preferred stock, to wit, Series NMC $25 convertible preferred which (i) has a par value of twenty five ($25) United States Dollars per share, (ii) is convertible into five hundred (500) shares of RITE common stock at the option of the holder, (iii) is

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entitled to weighted votes rights of five hundred (500) votes per share, (iv) has first claim over all other preferred or common shares to receive, before any distribution is made from the assets acquired from NMC the amount necessary to fully satisfy the remaining outstanding financial obligation, if any, to fully redeem and cancel all Series NMC Preferred Stock still subject to redemption and cancellation by the sinking fund established for that purpose, and (v) has all the rights and preferences as designated in the Restated Certificate of Formation filed with the Secretary of State of Texas on December 18, 2024; and

WHEREAS, the Parties have established an escrow account with Morris Legal Corp (the “Escrow Account’) under an escrow agreement executed and dated as of December 31, 2024, (the “Escrow Agreement”), a copy of which is attached hereto as Exhibit 3 and incorporated herein by reference, for the purposes of holding the RITE Series NMC Shares, the CPM Units, the Peeples Shares, the RITE Authorizations and the NMC Authorizations as defined therein; and

NOW, THEREFORE, in consideration of the premises and mutual promises, covenants, and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

TRANSACTION PROVISIONS

1.        BILL OF SALE. NMC, pursuant to the terms, conditions and warranties represented herein, hereby sells to RITE its right, title, interest and ownership in the Subsidiaries.

2.        PURCHASE PRICE; SINKING FUND; CONVEYANCE TO ESCROW. The Parties mutually agree that the price for the sale and assignment of the Subsidiaries described herein shall be the sum of one hundred eighty million ($180,000,000) United States Dollars (hereinafter the “Purchase Price”) which shall be paid by RITE to NMC in the following form:

a.	RITE will assume NMC’s obligations in the amount of five million ($5,000,000) United States Dollars, which will include the cash compensation to be awarded to the NMC directors pursuant to the Resolution of NMC Board of Directors dated August 3, 2010; and

b.	RITE will issue to NMC one (1) share of Series NMC $25 convertible preferred par value stock and one warrant to purchase shares of RITE common stock for each one thousand (1,000) shares of NMC common stock outstanding and for each one thousand (1,000) shares of NMC phantom stock held by the board members of NMC (hereinafter the “Share Count Calculation Method”).

1.	Based on NMC’s belief , the Parties agree that the total number of NMC common shares that are outstanding is approximately six billion three hundred sixty-five million (6,365,000,000), which includes what the Parties believe should be a sufficient number of shares to satisfy the discrepancy between NMC’s transfer agent and DTC; and the total number of phantom shares held by the board members of NMC is five hundred thirty-five million (535,000,000); and therefore the total sum of all NMC common shares and phantom common share equivalents is approximately six billion nine hundred million shares (6,900,000,000) shares (hereinafter the “Share Estimation Method”). In the event of a discrepancy between the Share Count Calculation Method and the Share Estimation Method, then the Parties agree that the Share Count Calculation Method shall be selected
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as the applicable method to settle such discrepancy, and the Parties agree to adjust the shares being paid by RITE to NMC accordingly.

2.	Pursuant to the declaration in 2(b)1 above, RITE will issue to NMC an estimated six million nine hundred thousand (6,900,000) shares of Series NMC $25 convertible preferred.

3.	In doing so, RITE hereby acknowledges and accepts: (i) the existence of the rights of the NMC directors pursuant to said NMC Phantom Share Plan; (2) that the phantom shares awarded to the NMC directors shall be treated in a manner equal to the treatment of the outstanding shares of NMC common stock, (iii) that the value placed on each share under the terms of this transaction is slightly in excess of $0.02536 per share; and (iv) that the floor price of the sinking fund which will be established to repurchase the shares of Series NMC $25 convertible preferred will be set to $25.40 per share.

c.	RITE agrees to establish a sinking fund which will purchase the Series NMC $25 convertible preferred shares back from the holders.

1.	The sinking fund will commit to buy back the shares of Series NMC $25 convertible preferred stock from the holders, starting at the stock’s par value of $25, growing at the rate of five (5%) percent per annum, subject to a floor price of $25.40, and contingent on the availability of sufficient funds in the sinking fund.

2.	Holders of the Series NMC $25 convertible preferred stock shall have the right to tender their Series NMC $25 convertible preferred shares to the sinking fund or convert them into RITE common shares at their discretion. The Parties agree to establish definitive rules by which the sinking fund will operate, which shall include, but not be limited to, the process which will need to be followed for acceptance or conversion; the method of share selection; the method of notification; timing restrictions (if any); and blackout periods (if any). The Parties further agree that said rules will be established prior to the commencement of the Regulation A offering described in Section 6 herein so that they can be properly disclosed as may be required by such offering.

d.	NMC agrees that upon receipt by NMC of (i) the six million nine hundred thousand (6,900,000) shares of Series NMC $25 convertible preferred; (ii) the six million nine hundred thousand (6,900,000) warrants, and (iii) the payment guaranty in the amount of five million ($5,000,000) United States Dollars to cover the outstanding obligations of NMC that RITE has agreed to assume pursuant to this transaction, which NMC will then hold on behalf of the shareholders of NMC until such time as the Parties mutual agree to distribute said shares and warrants, NMC will promptly convey all requisite documents, as further described in Section 4(b), to the Escrow Account to be held under the terms of the Escrow Agreement.

e.	RITE agrees that upon receipt by RITE of the one hundred (100%) percent ownership of the Subsidiaries, RITE will promptly convey all requisite documents, as further described in Section 4(a), to the Escrow Account to be held under the terms of the Escrow Agreement.

3.            TITLE TRANSFER. The Parties agree that the sale and assignment of title for the Subsidiaries (hereinafter the “Deed of Assignment”), shall occur in the jurisdiction of the State of Texas, USA, evidenced

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by the execution of the Deed of Assignment, in the form as set forth in Exhibit 2 hereto.

4.            CLOSING. The Parties agree that closing the transaction described herein shall be completed through an expedited closing process whereby RITE will deliver to the Escrow Agent the documents specified in section 4(a) of this Definite Agreement and NMC will deliver to the Escrow Agent the documents specified in section 4(b) of this Definitive Agreement. Promptly upon receipt, the Escrow Agent will review the documents received from each Party for sufficiency and accuracy, and upon satisfaction, accept and process the documents pursuant to the terms, conditions and instructions set forth in the Escrow Agreement, specifically including the instructions contained in section 2(a) of said Escrow Agreement.

a.	RITE will deliver to the Escrow Agent:
1.	evidence of the issuance to NMC of six million nine hundred thousand (6,900,000) shares of Series NMC $25 convertible preferred;
2.	evidence of the issuance to NMC of six million nine hundred thousand (6,900,000) warrants to purchase NMC common shares whereby the holder of each such warrant shall be entitled to purchase the sum of five hundred (500) shares of RITE common stock for the sum of fifteen ($15) United States Dollars;
3.	a payment guaranty, drawn to the benefit of NMC, in the amount of five million ($5,000,000) United States Dollars to cover the outstanding obligations of NMC that RITE has agreed to assume pursuant to this transaction;
4.	the RITE Authorizations as described in the Escrow Agreement; and
5.	the RITE Rescission Documents as described in the Escrow Agreement.

b.	NMC will deliver to the Escrow Agent:
1.	an Affidavit of Ownership on behalf of NMC affirming that NMC is the owner of one hundred (100%) percent of the outstanding membership units of California Precious Metals, LLC, a Nevada limited liability company and the owner of one hundred (100%) percent of the outstanding shares of Peeples, Inc., a Delaware Corporation, as set forth in Exhibit 1 attached hereto;
2.	a Deed of Assignment evidencing the transfer from NMC to RITE of one hundred (100%) percent of the outstanding membership units of California Precious Metals, LLC, a Nevada limited liability company and of one hundred (100%) percent of the outstanding shares of Peeples, Inc., a Delaware Corporation, as set forth in Exhibit 2 attached hereto;
3.	the NMC Authorizations as described in the Escrow Agreement; and
4.	the NMC Rescission Documents as described in the Escrow Agreement.

5.         WARRANTIES. Each Party represents and warrants to the other Party that:

1.	it is duly organized, validly existing and in good standing under the Laws of the state under which it is organized;
2.	it has the power and authority to enter into this Definitive Agreement and to perform fully its obligations hereunder;
3.	it is under no contractual or other legal obligation that will in any way interfere with its full, prompt and complete performance hereunder;
4.	the individual executingthis Definitive Agreement on its behalf has the authority to do so; and
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5.	the obligations created by this Definitive Agreement constitute legal, valid and binding obligations enforceable in accordance with theirterms.

RITE further agrees that, in the event that any of the foregoing representations and warranties made herein by NMC are determined to be defective, the Parties hereto agree that Michael Sheppard, on behalf of NMC will work with James Burgauer, on behalf of RITE, to correct such deficiencies to the fullest extent possible in order to satisfy the terms of this Definitive Agreement.

SPECIALTY PROVISIONS

6.           AGREEMENT TO FILE OFFERING AND SEEK UNDERWRITER. RITE agrees that, within one hundred eighty (180) days of the execution of this Definitive Agreement, it will file or cause to be filed with the Securities Exchange Commission (the “SEC”), a Regulation A+, Tier 1 or Tier 2 Offering (the “Offering”) or other alternate funding program to include, but not be limited to, a Regulation D, a Regulation S, a Venture Capital or Private Equity funding, a SAFE, a SPAC, an S-1 or other suitable funding mechanism or combinations thereof, specifically to fund the development of the mineral assets of the Subsidiaries, unless funds have or are in the process of being raised from other sources. RITE agrees to endeavor to raise the maximum amount the selected Offering methodology allows, which is twenty million ($20,000,000) United States Dollars per annum for a Regulation A+ Tier 1 offering and seventy-five million ($75,000,000) United States Dollars per annum for a Regulation A+ Tier 2 offering.

RITE agrees that the use of proceeds of the Offering will stipulate that eighty (80%) percent of the first sixteen million ($16,000,000) United States Dollars of net funds raised shall be exclusively earmarked for development of the mineral assets of the Subsidiaries and/or used to pay down the five million ($5,000,000) United States Dollars in outstanding obligations of NMC that RITE has assumed pursuant to this transaction. Additionally, one half of all the non-earmarked funds, which are hereby defined to include the other twenty (20%) percent of the first sixteen million ($16,000,000) United Stated Dollars that were not earmarked and any funds raised above sixteen million ($16,000,000) United States Dollars, will be made available to the sinking fund to buy back shares of the Series NMC $25 convertible preferred stock or used to pay down the outstanding obligations of NMC that RITE has assumed pursuant to this transaction.

RITE agrees to continue raising capital or otherwise generating funds to be made available to the sinking fund to buy back shares of the Series NMC $25 convertible preferred stock or used to pay down the outstanding obligations of NMC that RITE has assumed pursuant to this transaction until such time as all Series NMC $25 convertible preferred stock has been repurchased by the sinking fund or converted at the option of the holder into shares of RITE common stock. RITE further acknowledges and accepts the on-going nature of the obligations described herein.

RITE also agrees to seek to engage an underwriter in the form of a registered broker-dealer (the “Underwriter”) to place the full amount of the Offering. RITE agrees to accept full responsibility for compliance with, or exemption from, as the case may be, all federal and state securities laws and offering requirements (including Blue-Sky compliance) and record keeping requirements related to the Offering. The Parties agree that the costs of the preparation of the Offering, payment of the Underwriter and reimbursement of any costs directly related to the Offering, shall be reimbursed from the proceeds prior to (i) any disbursement made towards the development of the mineral assets of the Subsidiaries, (ii) any payments made to pay down the five million ($5,000,000) United States Dollars in outstanding obligations of NMC that RITE has assumed pursuant to this transaction, and (iii) any funds being made available to the sinking fund to buy back shares of the Series NMC $25 convertible preferred stock.

The Parties hereto also agree that RITE retains all rights and is authorized to raise funds for purposes unrelated to the development of the mineral assets of the Subsidiaries.

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7.         EXPANSION OF THE RITE BOARD OF DIRECTORS. RITE agrees that it will expand its Board of Directors to include Michael Sheppard in order to provide further comfort and continuity to the NMC shareholders and Michael Sheppard has agreed to (i) join the Board of Directors of RITE; (ii) execute an employment agreement with RITE; (iii) terminate his employment agreement with NMC; (iv) serve RITE in a capacity that is mutually agreed upon in order to ensure a smooth transition and the success of the transaction described herein; and (v) perform his role in such manner as to act in the best interests of all NMC and RITE shareholders.

8.          TRADE PROGRAM. The Parties agree that, in the event that a potential funder comes forward, by June 30, 2025, with a bona fide offer to purchase the Skull Valley tailings and the requisite documentation necessary to support such offer, including but not limited to (i) proof of the availability of funds and/or proof of a monetization commitment for such funds; (ii) proof of Anti Money Laundering compliance, (iv) proof that the trading platform has made a previous distribution to a known party, and (v) proof that the asset has been approved by the platform to enter into trade, then James Burgauer, Michael Sheppard, and the entire Board of Directors of MineralRite Corporation, hereby agree that they shall consider all available options pursuant to said offer, including but not limited to (a) the sale, or (b) sale and repurchase of the Skull Valley tailings (the “Trade Program Financing”).

The Parties agree that, in the event that a Trade Program Financing transaction is consummated, the proceeds derived therefrom shall be used to (i) cover the legal and other costs associated with evaluating and accepting the potential funder’s offer; (ii) reimburse RITE for the direct costs associated with the Skull Valley tailings development project incurred accordingly, and (iii) fund the sinking fund to buy back shares of the Series NMC $25 convertible preferred stock or used to pay down the five million ($5,000,000) United Staes Dollars in outstanding obligations of NMC that RITE has assumed pursuant to this transaction.

The Parties agree that any proceeds received in excess of the funds needed to fully satisfy the aforementioned obligations shall be divided equally between RITE and NMC.

The Parties agree that such consideration will be undertaken with full intent to craft a suitable strategy to achieve RITE’s, NMC’s and the potential funder’s collective objectives, with specific intent to facilitate the receipt, acceptance and application of any and all legally compliant funds in such manner as to advance the collective needs of, and for the mutual benefit of all Parties, including but not limited to, the holders of the Series NMC $25 convertible preferred stock.

9.                            UNWINDING. The Parties agree that the success of the transaction described herein is dependent on certain actions which RITE has agreed to undertake, which have been memorialized in Section 6. AGREEMENT TO FILE OFFERING AND SEEK UNDERWRITER and Section 7. EXPANSION OF THE RITE BOARD OF DIRECTORS of this Definitive Agreement.

The Parties agree that failure by RITE to (i) file or cause to be filed with the SEC, within one hundred eighty (180) days of the execution of this Definitive Agreement, a Regulation A+, Tier 1 or Tier 2 Offering (the “Offering”), or to engage in another suitable alternate funding methodology to fund the development of the mineral assets of the Subsidiaries, unless funds have or are in the process of being raised from other sources; or (ii) expand its Board of Directors to include Michael Sheppard in order to provide further comfort and continuity to the NMC shareholders, (the “Performance Failure by RITE”) shall allow NMC’s Board of Directors, in its sole discretion, to unwind the transaction described herein if they so choose to do so.

The Parties further agree that in the event that NMC’s Board of Director chooses to unwind and does unwind this transaction pursuant a Performance Failure by RITE, then RITE will be granted the equivalent of two hundred (200) shares of NMC common stock (200 shares x $0.005 per share = $1.00), payable in common

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stock or in any other such form of compensation as may be mutually agreed to by the Parties at that time, for each one ($1) United States Dollar of funds contributed by RITE and used to pay down the five million ($5,000,000) United Staes Dollars in outstanding obligations of NMC that RITE has assumed pursuant to this transaction or paid into, or on behalf of, the Subsidiaries towards the development of the mineral project.

GENERAL PROVISIONS

10.                        CONFIDENTIALITY. The Parties agree to keep confidential all non-public information disclosed and exchanged pursuant to the discussions and negotiations leading up to the execution of this Definitive Agreement, and to not disclose such information to any third parties without the prior written consent of the disclosing except as may be required by law. However, the existence and terms of this Definitive Agreement shall be a matter of public information and may be disclosed as is necessary and/or advantageous.

11.                        COST AND EXPENSES. RITE agrees to pay (i) all costs and expenses related to the preparation and documentation of this Definitive Agreement and the ancillary documents associated with the Definitive Agreement, including the Warranty of Ownership, Deed of Assignment, and Escrow Agreement, including attorney’s fees; (ii) all fees associated with or related to the re-establishment, renewal and maintenance of the State of Arizona mineral leases and mineral tailings ownership and the State of California and the Bureau of Land Management mineral leases, including but not limited to any requisite licenses, filing fees, insurance and performance bonds; (iii) the preparation of any materials required to present the transaction to NMC’s Board of Directors, corporate officers, and shareholders; (iv) the costs associated with holding an NMC shareholder meeting and/or soliciting NMC shareholder proxies, if required; and (v) the preparation and filing fees for all necessary filings that may be required pursuant to the internal laws of the states of Nevada, Delaware and Texas, and /or any other relevant jurisdiction.

12.                        GOOD FAITH. The Parties agree to work together, in good faith, to undertake all necessary due diligence, prepare all books and records, and prepare all documents necessary for the transfer of the Subsidiaries and the assets associated therewith, including but not limited to the leased mineral rights and owned tailings.

13.                        TAXATION. All tax liabilities, if any, assessed by any governmental taxing authority which accrued or were incurred prior to the day of Title Transfer shall be the sole responsibility of NMC. All tax liabilities, if any, assessed by any governmental taxing authority which accrue or are incurred subsequent to the day of Title Transfer shall be the sole responsibility of RITE. The Parties each individually acknowledge and agree that each has been given the opportunity to independently review this Definitive Agreement with tax legal counsel and/or has the requisite experience and sophistication to understand, interpret and agree to the particular language and the provisions herein.

ADMINISTRATIVE PROVISIONS.

14.                      AMENDMENT. No changes, alterations or substitutions shall have any force or legal effect unless the amendment is made in writing and signed by both Parties. This Definitive Agreement may be amended, changed, modified or altered, provided that such amendment, change, modification or alteration shall be in writing and signed by both Parties hereto. Any and all changes, alterations or substitutions shall be appended hereto as an amendment, appendix, addendum, exhibit, or schedule, and shall became a part hereof that supersedes any conflicting terms existing in the Definitive Agreement at the time of the change that is executed by both Parties.

15.                        CAPTION HEADINGS. Caption headings in this Definitive Agreement are for convenience only

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and are not to be used to interpret or define the provisions of this Definitive Agreement.

16.                        CHOICE OF VENUE & LANGUAGE. Exclusive jurisdiction and venue for any action or claim arising from this Definitive Agreement shall be in the state or federal courts located in Dallas County, Texas, and each Party hereby irrevocably submits to the personal jurisdiction of such courts. The language of any and all dispute resolution forms shall be English.

17.                        COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Definitive Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Definitive Agreement constitutes the entire agreement and understanding among the Parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Definitive Agreement shall become effective upon receipt by the attorneys representing the Parties of counterparts hereof signed by each of the Parties hereto (which counterparts may be delivered by facsimile or email transmission). Delivery of an executed counterpart signature page of this Definitive Agreement by email (PDF), electronic signature or facsimile (including ..pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform reasonably available at no undue burden or expense to the other Party) shall be effective as delivery of a manually executed counterpart of this Definitive Agreement. Any electronic signature shall have the same legal validity and enforceability as a manually executed signature to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any similar federal or state law, rule or regulation, as the same may be in effect from time to time, and the Parties hereby waive any objection to the contrary. Any document accepted, executed or agreed to in conformity with such laws will be binding on all Parties hereto to the same extent as if it were physically executed and each Party hereby consents to the use of any third-party electronic signature capture services providers as may be reasonably chosen by a signatory hereto. Agents, including opposing attorneys shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

18.                        FORCE MAJEURE. The Parties agree that they shall not be held liable for any failure to perform under the Force Majeure and Hardship (Exemption), issued by the International Chamber of Commerce (ICC) Publication titled “ICC Force Majeure and Hardship Clause,” dated March 2020 (https://iccwbo.org/wp-content/uploads/sites/3/2020/03/icc-forcemajeure-hardship-clauses-march2020.pdf) Further, the Parties hereto shall not be held liable for any failure to perform occasioned by acts of terrorism, threats of terrorism, labor unrest, casualty, government, insurrection, war, or acts of God. Non-performance by a Party under this Definitive Agreement, or any Ancillary Agreement) is excused if that Party proves that the non-performance was due to an impediment beyond its control and that it could not reasonably be expected to have taken the impediment into account at the time of the signing of the Definitive Agreement or to have avoided or overcome it or its consequences (such circumstances being referred to herein as “Force Majeure”).

19.                        GOVERNING LAW. This Definitive Agreement shall be governed by and construed in accordance with the laws of the State of Texas, including its adoption of the Uniform Commercial Code. The Parties expressly agree to opt out of the application of the United Nations Convention on Contracts for the International Sale of Goods (CISG). This Definitive Agreement has been tendered by NMC to RITE in the State of Texas.

20.                         INDEPENDENT REVIEW. The Parties each individually acknowledge that they have been given the opportunity to independently review this Definitive Agreement, have the requisite experience and sophistication to understand, interpret and agree to the particular language and the provisions hereof, and/or have had the opportunity to seek legal, financial, or other professional advice as they deem necessary. Both

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Parties confirm that they understand the terms and conditions set forth in this Definitive Agreement. In the event of any ambiguity or inconsistency in the interpretation of this Definitive Agreement, such ambiguity or inconsistency shall not be construed against the drafter of the provision. The principle of contra proferentum shall not apply to this Definitive Agreement, and all provisions shall be interpreted in accordance with their plain meaning, regardless of the Party who drafted the provision.

21.                        MEDIATION. Any dispute arising from this Definitive Agreement or the transaction described herein shall first be submitted to mediation under the International Institute for Conflict Prevention and Resolution (CPR) Mediation Procedure. If mediation fails to resolve the dispute within 45 days of the commencement of mediation, the dispute shall be resolved by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall be conducted in Dallas, Texas by a panel of three arbitrators. The language of arbitration shall be English. This clause shall not preclude Parties from seeking provisional remedies in aid of arbitration from a court of the State of Texas. Each Party will, upon written request of the other Party, promptly provide the other with copies of all relevant documents. There shall be no other discovery allowed. In making determinations regarding the scope of exchange of electronic information, the arbitrator(s) and the Parties agree to be guided by The Sedona Principles, Third Edition: Best Practices, Recommendations & Principles for Addressing Electronic Document Production. The award of the arbitrators shall be accompanied by a reasoned opinion. Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. The Parties agree that failure or refusal of a Party to pay its required share of the deposits for arbitrator compensation or administrative charges shall constitute a waiver by that Party to present evidence or cross-examine witness. In such event, the other Party shall be required to present evidence and legal argument as the arbitrator(s) may require for the making of an award. Such waiver shall not allow for a default judgment against the non-paying Party in the absence of evidence presented as provided for above. Notwithstanding any language to the contrary in the contract documents, the Parties hereby agree: that the Underlying Award may be appealed pursuant to the AAA's Optional Appellate Arbitration Rules ("Appellate Rules"); that the Underlying Award rendered by the arbitrator(s) shall, at a minimum, be a reasoned award; and that the Underlying Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an Underlying Award, as defined by Rule A-3 of the Appellate Rules, by filing a Notice of Appeal with any AAA office. Following the appeal process the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.

22.                        NOTICES. Any notice, demand, request, consent, or communication (collectively, “Notice”) required to be given pursuant to this Definitive Agreement shall be given in writing and shall be deemed to be duly given and effective when actually delivered (i) in person, (ii) by recognized overnight courier service, (iii) by email, (iv) by other electronic transmission methods as mutually agreed by the Parties, including, but not limited to facsimile (unless otherwise required by law), provided that a receipt confirmation is generated by the receiving Party’s system, or (v) when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the recipient’s last denoted address. Any Party may change its address for notices under this Definitive Agreement by giving formal written notice to the other Party specifying that the purpose of the notice is to change the Party's address. Notices sent by email or other electronic transmission shall be deemed effective upon sending, provided the sender does not receive a delivery failure notice and the recipient confirms receipt by replying to the email or electronic transmission within 24 hours. If no confirmation is received within that time, the Notice shall be deemed to have been sent but not received.

23.                        NO WAIVER. None of the provisions of this Definitive Agreement shall be deemed to have been waived by any act, omission, or acquiescence on the part of either Party without a written instrument signed by both Parties. No waiver by a Party of any breach shall be effective unless made in writing and signed by an authorized representative of such Party, and no waiver shall be construed as a waiver of any succeeding

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breach or of any provision of this Definitive Agreement, as each occurrence of breach and each provision shall be treated as specific and unique.

24.                        RECITALS, ‘WHEREAS’ CLAUSES AND CONDITIONS PRECEDENT. The recitals, ‘Whereas’ clauses and conditions precedent at the beginning of this Definitive Agreement are incorporated by reference and form binding contractual terms between the Parties.

25.                        RELIANCE. All covenants, agreements, representations and warranties made herein are material, and shall be deemed to have been relied upon by each respective Party, notwithstanding any investigation heretofore or hereafter made by a Party or by the Parties or any representative of same, and shall survive the execution and delivery of this Definitive Agreement until the Parties shall have satisfied and performed all of their respective obligations hereunder.

26.                        RIGHTS CUMULATIVE. The rights, remedies, powers, and privileges provided to either Party under this Definitive Agreement are cumulative and are in addition to, and not in substitution for, any rights, remedies, powers, or privileges provided by law or under any other agreement or instrument. No exercise or enforcement of any right, remedy, power, or privilege by either Party shall preclude the exercise or enforcement of any other right, remedy, power, or privilege at any time or from time to time. The failure or delay by either Party to exercise any right, remedy, power, or privilege shall not operate as a waiver thereof, and any single or partial exercise of any right, remedy, power, or privilege shall not preclude any other or further exercise thereof.

27.                        SEVERABILITY. If a court of competent jurisdiction finds any provision of this Definitive Agreement to be illegal, invalid, or unenforceable as to any person or circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other person or circumstance. If practicable, the offending provision shall be deemed modified such that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be deemed deleted from this Definitive Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Definitive Agreement shall not affect the legality, validity or enforceability of any other provision of this Definitive Agreement.

28.                        SIGNATORIES. Each of the Parties hereto confirms, with full corporate authority and capacity, that each has full legal and lawful authority to execute this Definitive Agreement and therefore all terms and conditions shall be legally binding. The Parties have entered into this Definitive Agreement in good faith and each shall use their best efforts, in the spirit of equitable cooperation, to promptly achieve the purpose set forth herein.

29.                        TIME OF THE ESSENCE. The Parties agree that time is of the essence in the performance of all obligations under this Definitive Agreement and specifically those obligations specified in Section 6. Any failure by either Party to perform any obligation within the time period specified in this Definitive Agreement or as otherwise agreed by the Parties in writing, shall constitute a breach of this Definitive Agreement, entitling the non-breaching Party to pursue all available remedies upon fifteen (15) days’ notice and/or opportunity to cure, unless the delay is caused by Force Majeure or another event beyond the reasonable control of the breaching Party.

PRIOR TO SIGNING THIS DEFINITIVE AGREEMENT, BOTH NMC AND RITE HAVE READ AND UNDERSTOOD ALL OF ITS PROVISIONS.

EACH PARTY ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS DEFINITIVE AGREEMENT.

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Definitive Agreement on the day and year first above written.

For and on behalf of:

RITE - MineralRite Corporation
325 N. St. Paul Street, Suite 3100
Dallas, TX 75201

/s/ James Burgauer
James Burgauer, President / CEO /CFO

For and on behalf of:

NMC – NMC, INC.
9301 Century Oak Court
Brentwood, TN 37027

/s/ Michael Sheppard
Michael Sheppard, President / CEO
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EXHIBIT 1: WARRANTY OF OWNERSHIP

This Warranty of Ownership is made as of 31st day of December 2024, by NMC, Inc., a Nevada corporation (the “Seller”), in favor of MineralRite Corporation, a Texas corporation (the “Buyer”).

RECITALS:

WHEREAS, Seller is the sole owner of one hundred (100%) percent of two subsidiary companies, California Precious Metals, LLC, a Nevada limited liability company (“California Precious Metals”), and Peeples, Inc., a Delaware corporation (“Peeples”) (hereinafter collectively the “Subsidiaries”); and

WHEREAS, Seller intends to sell to Buyer (the “Sale”) all of the ownership interests in California Precious Metals and all of the outstanding shares of capital stock of Peeples, Inc. (collectively the “Ownership Interests”);

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in the Definitive Agreement between Seller and Buyer, the Seller hereby makes the following representations and warranties regarding the ownership of the Subsidiaries

1.	Ownership of Subsidiaries. Seller is the sole legal and beneficial owner of one hundred (100%) percent of the ownership interests in California Precious Metals and one hundred (100%) percent of the outstanding shares of capital stock of Peeples, Inc., and has full and unrestricted right, power, and authority to transfer such ownership interests to Buyer, free and clear of all liens, encumbrances, charges, or claims.
2.	No Encumbrances. The Subsidiaries are not subject to any mortgage, lien, pledge, security interest, encumbrance, or other claim, whether arising by contract, operation of law, or otherwise, that would affect the validity or transferability of the ownership interests to Buyer.
3.	No Conflicts. The execution, delivery, and performance of this Warranty of Ownership and the Sale of the Subsidiaries’ Ownership Interests do not and will not violate, conflict with, or result in a breach of any agreement, law, regulation, or order applicable to the Seller or the Subsidiaries.
4.	Absence of Claims. As of the date of this Warranty of Ownership, no claims, lawsuits, or other legal actions have been asserted or threatened against the Seller or the Subsidiaries with respect to the ownership or transfer of the Ownership Interests, and the Subsidiaries are not subject to any pending or unresolved disputes concerning their ownership.
5.	Authority to Transfer. The Seller represents and warrants that Seller has obtained all necessary corporate, third-party and regulatory clearances, approvals, authorization and consents and has full legal authority to execute, deliver, and perform this Warranty of Ownership and any related documents necessary for the transfer of Ownership Interests in the Subsidiaries to Buyer, and such transfer will be valid and enforceable upon execution of the required documents.
6.	No Other Agreements. The Seller has not entered into any agreement or commitment with any third party that could impair, limit, or prevent the transfer of Ownership Interests in the Subsidiaries to Buyer as contemplated by the Sale.

INDEMNIFICATION: In the event that any claim, loss, or damage arises, within a period of one hundred eighty (180) days from the execution of this Definitive Agreement, due to a breach of the foregoing representations and warranties, the Seller agrees to indemnify, defend, and hold harmless the Buyer from and against any such claims, losses, costs, and damages, including reasonable attorney’s fees, arising out of such breach, subject to a maximum of seventy-five thousand ($75,000) United States Dollars

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GOVERNING LAW: This Warranty of Ownership shall be governed by and construed in accordance with the laws of the State of Texas including its adoption of the Uniform Commercial Code. The Parties expressly agree to opt out of the application of the United Nations Convention on Contracts for the International Sale of Goods (CISG).

IN WITNESS WHEREOF, the undersigned has executed this Warranty of Ownership as of the date first above written.

NMC, Inc.	MineralRite Corporation.

/s/ Michael Sheppard	/s/ James Burgauer
Michael Sheppard, President /CEO	James Burgauer, President /CEO /CFO
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EXHIBIT 2: DEED OF ASSIGNMENT

AS THE LAWFUL BEARER AND HOLDER of one hundred (100%) percent of the outstanding membership units of California Precious Metals, LLC, a Nevada limited liability company, and one hundred (100%) percent of the outstanding shares of Peeples, Inc., a Delaware corporation, hereinafter collectively the “Subsidiaries”,

KNOW ALL MEN BY THESE PRESENTS:

THAT NMC, INC., a Nevada corporation, represented by Michael Sheppard, its President and CEO, (“ASSIGNOR”), of 9301 Century Oak Court, Brentwood, TN 37027, for good and valuable consideration the receipt of which is hereby acknowledged, does hereby irrevocably assign and transfer all legal title and rights of the Subsidiaries, to MINERALRITE CORPORATION, a Texas corporation, of 325 N. St. Paul Street, Suite 3100, Dallas, TX, 75201 (“ASSIGNEE”).

THAT the herein described Subsidiaries, of which the ASSIGNOR is the legal owner, bearer and holder thereof, has been acquired legally and is of non-criminal origins, free of all liens and encumbrances of any kind, and is freely transferable and assignable.

THAT the ASSIGNOR hereby irrevocably transfers the Subsidiaries described above to the ASSIGNEE and its successors and permitted assigns without any further authorization whatsoever.

THE FOREGOING TITLE TRANSFER WAS SWORN TO

AND SUBSCRIBED THIS 31ST DAY OF DECEMBER 2024

/s/ Michael Sheppard
Michael Sheppard, President and CEO of NMC, Inc.

CERTIFICATE OF ACKNOWLEDGEMENT OF NOTARY PUBLIC

STATE OF_______________	)
) ss.
COUNTY OF ____________	)

On this ______ day of ________________, in the year 20______, before me, personally appeared _________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to this DEED OF ASSIGNMENT, and acknowledged that he executed it. WITNESS my hand and official seal. My commission expires:

[Seal]
Notary Public

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